Exhibit 99.1

SAIC Announces Financial Results for the Fourth Quarter and Fiscal Year 2015

•

Total revenues: $952 million for fourth quarter ($941 million excluding revenues performed by former parent);

$3.89 billion for fiscal year ($3.84 billion excluding revenues performed by former parent)

•

Operating income: $59 million for fourth quarter, 6.3% of revenues excluding revenues performed by former parent;

$240 million for fiscal year, 6.3% of revenues excluding revenues performed by former parent

•	Diluted earnings per share: $0.75 for the fourth quarter; $2.91 for the fiscal year
•	Cash flows provided by operating activities: $96 million for the fourth quarter; $277 million for the fiscal year
•	Quarterly dividend: $0.28 per share dividend declared; payable on April 30, 2015

MCLEAN, VA, March 31, 2015 — Science Applications International Corp. (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering and enterprise information technology markets, today announced financial results for the fourth quarter and fiscal year ended January 30, 2015. SAIC commenced its operations on September 27, 2013 (during the third quarter of fiscal year 2014) following completion of a spin-off transaction from its former parent. As previously announced, SAIC has entered into a definitive agreement to purchase Scitor Holdings, Inc. and the transaction is expected to close in May 2015.

“SAIC’s fourth quarter and full fiscal year 2015 results reflect our continued focus on execution of our business strategy and shareholder value creation proposition,” said SAIC CEO Tony Moraco. “The impending addition of Scitor bolsters a strong history of performance for our customers and accelerates SAIC’s entry into the intelligence community. Scitor joining SAIC is a strategic complement to expanding our market access, improving operating margins, and adding to our capabilities, which will enhance our ability to serve our customers, employees and shareholders.”

Fourth Quarter and Fiscal Year 2015: Summary Operating Results

	Three Months Ended			Year Ended
	January 30, 2015	Percent change	January 31, 2014	January 30, 2015	Percent change	January 31, 2014
	(in millions, except per share amounts)
Revenues	$941	1%	$931	$3,835	(5%)	$4,017
Revenues performed by former parent	11	10%	10	50	(52%)	104
Total revenues	952	1%	941	3,885	(6%)	4,121
Operating Income	59	5%	56	240	31%	183
As percentage of revenues excluding
revenues performed by former parent	6.3%		6.0%	6.3%		4.6%
Net Income	$36	9%	$33	$141	25%	$113
Diluted earnings per share	$0.75	14%	$0.66	$2.91	28%	$2.27
Cash flows provided from operating activities	$96	(23%)	$125	$277	51%	$183

Total revenues for the fourth quarter were $952 million compared to $941 million during the fourth quarter of the prior year. Total revenues expanded from the prior year due to increased material volume on supply chain contracts and from revenues on newly awarded programs. These increases offset lower revenues caused by the continued impact of programs that ended in the prior year and lower activity on in-theater logistics programs.

Total revenues for the fiscal year were $3.89 billion ($3.84 billion excluding revenues performed by former parent), compared to $4.12 billion during the prior year ($4.02 billion excluding revenues performed by former parent). The contraction in revenues is the result of the continued impact of programs that ended in the prior year, including DISN Global Solutions (DGS), an Army Reserve and National Guard technical support program, and lower activity on in-theater logistics programs. These decreases were partially offset by revenues on newly awarded programs and increased material volume on supply chain contracts.

Operating income for the fourth quarter was $59 million (6.3% of revenues), up from $56 million (6.0% of revenues) in the prior year period. The increase in operating income was primarily due to overall strong program execution resulting in net favorable changes in estimates on contracts.

Operating income for the fiscal year was $240 million (6.3% of revenues excluding revenues performed by former parent), up from $183 million (4.6% of revenues excluding revenues performed by former parent) in the prior year. The increase was primarily due to the absence during the current year of separation transaction and restructuring expenses as well as strong current year program execution resulting in net favorable changes in estimates on contracts.

Net income for the fourth quarter was $36 million compared to $33 million in the prior year period. The increase in net income was driven by consistent operating income and a current quarter decrease in our income tax expense. Net income for the fiscal year was $141 million compared to $113 million in the prior year. Net income increased due to the above described increase in operating income, partially offset by interest expense on debt obtained in September 2013 in conjunction with the spin-off transaction.

Diluted earnings per share was $0.75 for the fourth quarter and the weighted-average diluted shares outstanding during the quarter was 47.6 million shares. Diluted earnings per share was $2.91 for fiscal year 2015 with weighted-average diluted shares outstanding during the year of 48.5 million shares.

Cash Generation and Capital Deployment

Cash flows provided by operating activities for the fourth quarter was $96 million, which was a $29 million decline compared to the same period in the prior year. The current quarter decline was primarily due to timing of prior year customer collections that were favorably impacted by the resolution of the prior year government shutdown as well as the separation from our former parent that took place during the third quarter of the prior year. The timing of prior year customer collections was partially offset by prior year payments to employees as a result of adopting a new vacation accrual policy.

Days sales outstanding for the fourth quarter were 52 days which represents a 5 day improvement over the third quarter of this fiscal year. This improvement was due to improved customer collections during the fourth quarter.

Cash flows provided by operating activities for the fiscal year totaled $277 million, which was a $94 million improvement compared to the prior year. The increase was primarily due to the current year utilization of prepaid income taxes, higher net income and strong customer collections across several programs. Further contributing to the increase in operating cash flows is the absence in the current year of payments to employees related to the change in vacation accrual policy.

During the quarter, SAIC deployed $37 million, consisting of $12 million in dividends and $25 million in share repurchases (approximately 0.5 million shares) under SAIC’s previously announced share repurchase program. Fiscal year 2015 share repurchases totaled $139 million (approximately 3.2 million shares). Share repurchases totaled $150 million (approximately 3.5 million shares) since the repurchase program’s inception in December 2013.

Quarterly Dividend Declared

Subsequent to quarter end, the Board of Directors declared a regular quarterly cash dividend of $0.28 per share payable on April 30, 2015 to stockholders of record on April 15, 2015. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net bookings for the fourth quarter were $0.7 billion, which reflects a book-to-bill ratio of approximately 0.7. Net bookings during fiscal year 2015 totaled $3.4 billion, representing a book-to-bill ratio of 0.9.

SAIC was awarded the following notable contracts during the fourth quarter:

Office of the Chief of Naval Operations (OPNAV) Assessment Division (N81): SAIC was awarded an indefinite-delivery, indefinite-quantity (IDIQ) contract by the U.S. Navy to continue to provide Program Objective Memorandum assessment planning and warfare support analysis for OPNAV. The contract has a period of performance of five years and a total contract value of $167 million. SAIC is one of three awardees and task orders will be awarded as firm-fixed price or cost-plus-fixed-fee contracts. SAIC will provide OPNAV's Assessment Division (N81) with a comprehensive methodology and supporting review process that assists in defining the U.S. Navy's warfighting capability and capacity requirements for warfighter preparedness. SAIC will also assist in identifying short and long-term capacity and capability shortfalls or gaps, and quantitative/qualitative measures suitable for supporting value-based trades between disparate components of the U.S. Navy.

Marine Mammal Systems (MMS): SAIC was awarded a contract by the Space and Naval Warfare Systems Center (SSC) Pacific to provide training and care for marine mammals participating in the U.S. Navy's Marine Mammal Systems (MMS) located at naval bases in Georgia, California and Washington. This follow-on task order has a one-year base period of performance, four one-year options, and a total contract value of approximately $59 million if all options are exercised. The U.S. Navy's MMS rely on dolphins and sea lions to find and mark the location of underwater objects. Under the contract, which has been held for more than 25 years, SAIC provides the necessary personnel, training and continuous education curriculums, and administrative support in connection with the care and training of the animals and to operate/maintain MMS.

Subsequent to the end of the quarter, SAIC had solid contract activity, including:

Assault Amphibious Vehicle (AAV) Upgrade: The  U.S. Marine Corps (USMC) exercised options under a prime contract awarded to SAIC to perform initial upgrades to 10 AAV prototypes. Following this, additional options, if exercised, will lead to developmental testing and low rate initial production (LRIP) in order to deliver 52 vehicles to USMC units for operational tests and evaluation. This single award, firm-fixed price contract builds upon SAIC's previously announced initial $16 million contract for the engineering phase of the program. This contract value has been increased by $53 million in options exercised, bringing the total contract value to $69 million. The total contract value, if all options are exercised, is approximately $194 million over five years. The work will be performed primarily in South Carolina.

Space and Naval Warfare Systems Command (SPAWAR): SAIC was awarded a contract to provide architecture and systems engineering support services to various C4ISR programs and offices. The single award, cost-plus-fixed-fee task order has a one-year base period of performance, two one-year options and a total contract value of approximately $62 million if all options are exercised. Under this contract SAIC will provide systems architecture, mission engineering analysis, interoperability assessments, systems engineering, configuration management and technical management services to SPAWAR. Most of the work will be performed in California.

SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $6.2 billion of which $1.7 billion was funded. Negotiated backlog does not include any estimate of future task orders expected to be awarded under indefinite-delivery/indefinite-quantity, U.S. General Services Administration Schedule or other master agreement contract vehicles.

Special Recognition - SAIC Recognized as a Superior Supplier

The U.S. Army and Air Force recently released the names of the top companies under the Pentagon's Superior Supplier Incentive Program. SAIC’s research and development efforts were recognized as being the Army’s Tier 1, the highest level of recognition, and our service offerings obtained acclaimed Tier 2 recognition. "Industry presidents and business segment managers are very competitive. They know it reflects on their leadership and it shows the company and the shareholders that you're a great leader. You've executed well what you've promised your customer. Your customer is happy with your work. To the employees, it's a huge morale booster," said Heidi Shyu, assistant secretary of the Army for acquisition, logistics and technology.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. EDT on March 31, 2015. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.800.949.2163 (toll-fee U.S.) or +1.719.325.2104 (International/Local) and entering passcode 8917623.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, VA, SAIC has annual revenues of approximately $4 billion.

For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the estimates of future performance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor) following our expected acquisition of Scitor in the second quarter of fiscal year 2016; our ability to successfully integrate Scitor once acquired, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities following the acquisition of Scitor, which if unsuccessful would give lenders the right to, among other things, foreclose on all our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as protests of awards of contracts to us that were bid before completion of the spin-off or novation of contract vehicles to us or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. The above-outlined risks apply to our current company as well as the company when combined with the operations of Scitor once the expected acquisition of Scitor is completed. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of March 31, 2015. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Year Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
	(dollars in millions, except per share amounts)
Revenues	$941	$931	$3,835	$4,017
Revenues performed by former parent	11	10	50	104
Total revenues	952	941	3,885	4,121
Cost of revenues	855	851	3,500	3,684
Cost of revenues performed by former parent	11	10	50	104
Total cost of revenues	866	861	3,550	3,788
Selling, general and administrative expenses	27	23	95	92
Separation transaction and restructuring expenses	-	1	-	58
Operating income	59	56	240	183
As a percentage of revenues excluding revenues performed by former parent	6.3%	6.0%	6.3%	4.6%

Interest expense	4	4	17	7
Income before income taxes	55	52	223	176
Provision for income taxes	(19)	(19)	(82)	(63)
Net income	$36	$33	$141	$113
Weighted-average number of shares outstanding:
Basic	45.6	48.6	46.9	48.6
Diluted	47.6	49.7	48.5	49.7
Earnings per share:
Basic	$0.78	$0.68	$3.01	$2.33
Diluted	$0.75	$0.66	$2.91	$2.27
Cash dividends declared and paid per share	$0.28	$0.28	$1.12	$0.56

The unaudited consolidated and combined statements of income presented for the three months and year ended January 31, 2014 assumes that SAIC completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statements of income for the three months and year ended January 31, 2014 are provided for illustrative and informational purposes only and are not intended to represent what SAIC’s results of operations would have been had the separation been completed on February 1, 2013.

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 30, 2015	January 31, 2014
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$301	$254
Receivables, net	544	621
Inventory, prepaid expenses and other current assets	98	119
Total current assets	943	994
Goodwill	379	379
Property, plant and equipment, net	59	60
Other assets	17	14
Total assets	$1,398	$1,447

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$390	$402
Accrued payroll and employee benefits	155	149
Long-term debt, current portion	32	13
Total current liabilities	577	564
Long-term debt, net of current portion	457	489
Other long-term liabilities	19	17
Total equity	345	377
Total liabilities and equity	$1,398	$1,447

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Year Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
	(in millions)
Cash flows from operating activities:
Net income	$36	$33	$141	$113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5	3	21	13
Deferred income taxes	4	5	4	18
Stock-based compensation expense	9	8	35	33
Excess tax benefits from stock-based compensation	(1)	-	(3)	-
Increase (decrease) in cash resulting from changes in:
Receivables	85	101	77	70
Inventory, prepaid expenses and other current assets	(16)	(25)	16	(2)
Other assets	-	(1)	-	-
Accounts payable and accrued liabilities	(32)	10	(19)	(33)
Accrued payroll and employee benefits	7	(16)	4	(36)
Other long-term liabilities	(1)	7	1	7
Total cash flows provided by operating activities	96	125	277	183
Cash flows from investing activities:
Expenditures for property, plant and equipment	(7)	(6)	(22)	(16)
Total cash flows used in investing activities	(7)	(6)	(22)	(16)
Cash flows from financing activities:
Dividend payments to stockholders	(12)	(13)	(52)	(27)
Principal payments on borrowings	(6)	-	(13)	(1)
Issuances of stock	1	1	3	1
Stock repurchased and retired or withheld for taxes on equity awards	(26)	(13)	(149)	(13)
Excess tax benefits from stock-based compensation	1	-	3	-
Proceeds from borrowings under term loan facility	-	-	-	500
Dividend paid to former parent	-	-	-	(295)
Net transfers to former parent	-	-	-	(103)
Capital contribution from former parent	-	3	-	29
Deferred financing costs	-	-	-	(5)
Total cash flows (used in) provided by financing activities	(42)	(22)	(208)	86
Total increase in cash and cash equivalents	47	97	47	253
Cash and cash equivalents at beginning of period	254	157	254	1
Cash and cash equivalents at end of period	$301	$254	$301	$254

The unaudited consolidated and combined statements of cash flows presented for the three months and year ended January 31, 2014 assumes that SAIC completed a separation transaction from its former parent on February 1, 2013, which actually occurred on September 27, 2013. The statements of cash flows for the three months and year ended January 31, 2014 are provided for illustrative and informational purposes only and are not intended to represent what SAIC’s cash flows would have been had the separation been completed on February 1, 2013.

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog was:

	January 30, 2015	October 31, 2014	January 31, 2014
	(in millions)
Funded backlog	$1,659	$2,036	$1,639
Negotiated unfunded backlog	4,513	4,426	5,012
Total backlog	$6,172	$6,462	$6,651

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated revenue to be earned in the future from negotiated contracts for which funding has not been appropriated or authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery/indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) Schedule or other master agreement contract vehicles.